                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT ("AGREEMENT") made as of 19th day of
February, 2003 and amended as of this 2nd day of August, 2004 by and among
SpectaGuard Holding Corporation, f/k/a Gryphon SpectaGuard II, Inc. ("HOLDING"),
SpectaGuard Acquisition LLC, a Delaware limited liability company (the
"COMPANY"), and Albert J. Berger ("EXECUTIVE").

                  WHEREAS, the Executive was employed as Chief Executive Officer of the Company pursuant to an employment agreement by and between the Executive and the Company, dated January 23, 1998 (the "EXISTING AGREEMENT"); and

                  WHEREAS, in connection with the acquisition of the business of the Company by Mafco Holdings Inc. or its affiliates ("MAFCO"), Holding, the
Company and the Executive desired to enter into this Agreement, which superseded and replaced the Existing Agreement and governs the terms of the Executive's employment with Holding as of the Effective Date (as defined below).

                  WHEREAS, the parties hereto desire to amend this Agreement to account for the termination of the Second Amended and Restated Operating
Agreement of SpectaGuard, dated February 19, 2003, as amended and the execution of the Operating Agreement of Allied Holdings, dated August 2, 2004 (the "LLC
Agreement").

                  NOW, THEREFORE, the parties hereto agree as follows:

                  1. EFFECTIVE DATE. This Agreement shall become effective as of the Effective Time, as such term is defined in the Agreement and Plan of Merger by and among the Company, Mafco and Mafco Acquisition Sub LLC, dated as of
January 16, 2003 (the "MERGER AGREEMENT") (the date on which the Effective Time occurs shall be referred to herein as the "EFFECTIVE DATE"). As of the Effective
Date, the Executive's employment with the Company shall terminate, his employment with Holding shall commence and this Agreement shall be substituted for and shall supersede the Existing Agreement in its entirety. This Agreement shall be void and of no further force or effect if the Merger Agreement is terminated.

                  2. TITLE. As of the Effective Date, Executive is hereby
appointed the Executive Chairman of the Board of Directors of Holding (the
"BOARD") until the first (1st) anniversary of the Effective Date. Thereafter, the Executive shall serve as a member of the Board and an employee of Holding, in an executive position mutually agreed upon by the Executive and Holding.

                  3. DUTIES AND RESPONSIBILITIES. Executive hereby agrees to perform in good faith and with due care all services which may be required of
Executive in such position and to be available to render such services as reasonably requested by the Board consistent with the Executive's position, provided, however, that the Executive shall not

be required to perform such services on a full-time basis. Holding shall provide
Executive an office and secretary and such other assistance and work accommodations as are deemed appropriate by the Board for the performance of
Executive's duties. Executive shall perform his responsibilities in New York,
NY. Executive shall be provided a computer and modem for his use at his home office.

                  4. TERM. The term of this Agreement shall commence as of the
Effective Date and shall continue until the third anniversary of the Effective
Date, or if earlier, until the date the Executive's employment is terminated for any reason (the "TERM").

                  5. COMPENSATION.

                       A. Base Salary; Car Allowance. During the Term, Executive
shall be paid a base salary. The base salary for the first (1st) year of the
Term shall be U.S. $365,000; the base salary for the second (2nd) and third
(3rd) years of the Term shall be $250,000 per annum (the "BASE SALARY"). In addition during the Term, Executive shall be entitled to car allowance in a manner consistent with past practice.

                       B. Method of Payment. Executive's Base Salary shall be
paid in accordance with Holding's standard payroll practices. Holding shall deduct and withhold from Executive's compensation payable hereunder any and all applicable foreign, federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by Holding under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

                       C. Bonus. Executive shall be eligible to receive a bonus
with respect to each fiscal year ending during the Term (the "ANNUAL BONUS")
commencing with the fiscal year ending December 31, 2003, with a target Annual
Bonus of fifty percent (50%) of his Base Salary, which Annual Bonus shall be determined based upon the achievement of Company EBITDA targets set with respect to the applicable year by the Board ("EBITDA TARGETS"). Applicable EBITDA
Targets will be equitably adjusted by the Board to reflect the pro forma effect of any acquisition which (alone or in aggregate with other acquisitions occurring in the same calendar year) has a pro forma effect on the EBITDA of at least 20%.

                       D. Cancellation of Options; Equity Grants; Special
Payment.

                            (1) Option Cancellation. Each of the options to
acquire equity in the Company held by the Executive immediately prior to the
Effective Date shall be cancelled immediately prior to the Effective Date.

                            (2) Class B Units. Subject to the terms and
conditions of the LLC Agreement, and subject further to the Executive's execution of the Capital Contribution Agreement by and among Holding, the
Executive, William C. Whitmore, Jr., William A. Torzolini, Christopher E. Dunne,
Mark P. Desrosiers, Ronald Rabena, John Redden, Richard L. Finley, Laura J.
Cerar, OCM Specta Holdings, Inc., Blackstone

SG Mezzanine Corporation, Donald G. Drapkin, Howard Gittis, Barry F. Schwartz
and Allied Security Holdings LLC ("ALLIED") dated as of August 2, 2004 (the
"CONTRIBUTION AGREEMENT"), the Executive shall be granted 46,097.17 Class B
Units (as defined in the LLC Agreement) of Allied.

                            (3) Class C Units. Subject to the terms and
conditions of the LLC Agreement applicable to Class C Units and the individual
Award Agreement entered into by and between Holding and the Executive (the
"AWARD AGREEMENT") (attached as Exhibit A hereto), and further subject to the
Executive's execution of the Contribution Agreement, effective as of the
Effective Date, the Executive shall be granted 20,000 unvested Class C Units of
Allied. Class C Units shall vest as follows:

                                 (a) 10,000 Class C Units ("TIME BASED C UNITS")
                  shall vest (except as set forth in Section 10C) at a rate of
                  33 1/3% per year on December 31 of each of 2003, 2004 and
                  2005, provided the Executive is employed by Holding or any of its affiliates on such applicable December 31; and

                                 (b) 10,000 Class C Units ("PERFORMANCE C
                  UNITS") shall vest (except as set forth in Section 10C) at a rate of 33 1/3% per year on December 31 of each of 2003, 2004 and 2005, provided the Executive is employed by Holding or any of its affiliates on such applicable December 31, and
                  provided further that the EBITDA Target with respect to the applicable fiscal year has been met. If the EBITDA Target
                  with respect to the applicable fiscal year is not met, then the related Performance C Units shall be forfeited and
                  cancelled as of the applicable December 31. Applicable
                  EBITDA Targets will be equitably adjusted by the Board to
                  reflect the pro forma effect of significant acquisitions.

                                 (c) Notwithstanding the above, provided that
                  the Executive is employed by Holding or any of its affiliates on the date of such occurrence, all unvested Class C Units then held by the Executive (excluding, however, any previously forfeited Performance C Units) shall vest upon the earliest to occur of: (i) a sale of all or substantially all of the assets of the Company Offeror (as defined in the LLC Agreement) to a
                  Third Party (as defined in the LLC Agreement), (ii) the
                  failure of Mafco and the Permitted Transferees (as defined in the LLC Agreement) of Holding, collectively, to (directly or indirectly) maintain "beneficial ownership" (as defined in
                  Rule 13d-3 ("RULE 13D-3") of the Securities Exchange Act of
                  1934, as amended) of securities of the Company Offeror
                  representing at least twenty percent (20%) of the combined ordinary voting power of the Company Offeror's then
                  outstanding securities that are entitled to vote generally;
                  and (iii) (1) the failure of Mafco and the Permitted
                  Transferees of Holding, collectively, to (directly or
                  indirectly) maintain beneficial ownership of securities of the
                  Company Offeror representing at least fifty percent (50%) of the combined ordinary voting power of the Company Offeror's then outstanding securities that are

                  entitled to vote generally and (2) any "person" (as defined in Rule 13d-3) or "persons" acting in concert, is or becomes the beneficial owner, directly or indirectly, of securities of the Company Offeror representing a greater percentage of the combined ordinary voting power of the Company Offeror's then outstanding securities that are entitled to vote
                  generally than owned by Mafco and the Permitted Transferees of Holding, collectively. Notwithstanding the immediately
                  preceding sentence, unvested Class C Units then held by the
                  Executive shall not vest as a result of the consummation of a Conversion Transaction (as defined in the LLC Agreement).

                            (4) Special Payment. The Executive shall receive a
cash payment from Holding in the amount of $7,040,673 (net of any applicable withholding) (augmented, if applicable, in accordance with Section 5.E(5)) upon the occurrence of the earliest of: i) a Realization Event (as defined below),
ii) expiration of the originally scheduled Term, or iii) termination of
Executive's employment by the Company without Cause (as defined below), by the
Executive for Good Reason (as defined below), or due to Death (as defined below)
or Disability (as defined below) (the "SPECIAL PAYMENT").

In the event that the Executive exercises his put option, described in Article X of the LLC Agreement, the Berger Price (as defined in the LLC Agreement) shall be reduced by the amount of the Special Payment.

For purposes of this Agreement, a "Realization Event" shall mean the first to occur of any of the following during the Term: (i) the consummation by the
Company Offeror of an underwritten public offering of its Registrable Securities
(as defined in the LLC Agreement) pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (an "IPO"); (ii)
the sale of all or substantially all of the assets of the Company Offeror to a
Third Party; and (iii) the failure of Mafco and the Permitted Transferees of
Holding, collectively, to (directly or indirectly) maintain beneficial ownership of securities of the Company Offeror representing at least fifty percent (50%)
of the combined ordinary voting power of the Company Offeror's then outstanding securities that are entitled to vote generally; provided, however, that, for the avoidance of doubt, a Conversion Transaction shall not be deemed to constitute a
Realization Event.

                            (5) Gross-Up Payment. When the Special Payment is
paid to the Executive, if any portion of such Special Payment is taxed to the
Executive at a federal rate of tax higher than the highest applicable federal capital gains tax rate as then set forth and in effect in Section 1(h) of the
Internal Revenue Code of 1986, as amended (the "CODE") (excluding rates on capital gains from special categories of property), then Holding shall make a gross-up payment (the "GROSS-UP PAYMENT") to the Executive. The Gross-Up Payment
shall be made in the amount that together with the Special Payment (net of all federal, state and local taxes imposed on Executive with respect to the Gross-Up
Payment and the Special Payment) equals the Special Payment net of all federal, state and local taxes that would have been imposed on Executive with respect to such payment if it had been taxed at capital gains rates; provided however, that such Gross-Up Payment shall be payable only in the event that the Special
Payment and the Gross-Up Payment are allowed as deductions in calculating the net income of Holding for federal income tax purposes.

                            (6) The obligations of the Company under this
Section 5 are unsecured and constitute a mere promise by the Company to make payments in the future. To the extent that the Executive acquires a right to receive payments from the Company under this Section 5, such right shall be no greater than the right of any general unsecured creditor of the Company. The obligations under this Section 5 are not intended to be funded obligations for purposes of the Code or the Employee Retirement Income Security Act of 1974, as
amended, and shall be construed consistently with this intent. Any payment under this Section 5 shall be made out of the general assets of the Company.

                  6. BUSINESS EXPENSE REIMBURSEMENT. Executive shall be
entitled, in accordance with Holding's written expense reimbursement policies in effect from time to time, to receive reimbursement from Holding for all travel and other reasonable business expenses incurred by Executive in the performance of his duties hereunder, provided Executive furnishes Holding with vouchers, receipts and other details of such expenses in accordance with the Holding's written expense reimbursement policies. Executive shall be provided with a corporate credit card for his business use, and will be reimbursed within fifteen (15) days of presentation for appropriate business expenses as provided above.

                  7. BENEFITS.

                       A. During the Term, Holding shall provide Executive and
his dependents with coverage under the Company's applicable medical, dental and/or vision plans and other employee benefits as are applicable to senior executives of Holding or the Company.

                       B. The Executive shall be entitled to participate in any
qualified retirement plan or supplemental retirement plan for employees of
Holding or the Company. The plan or plans for all eligible participants shall be in accordance with the projections and budget agreed upon annually by the Board and shall in no event cost in excess of one million dollars ($1,000,000)
annually in the aggregate.

                       C. During the Term, Holding will pay the premiums on a
term life insurance policy providing the Executive with a life insurance benefit for a term of fifteen (15) years in the amount of one million dollars
($1,000,000). The policy shall permit the Executive to designate the beneficiary and Holding will allow the Executive to maintain the policy, at his expense, following any termination of employment.

                  8. RESTRICTIVE COVENANT.

                       A. For the purposes of this Section 8, any reference to
the "Company" shall mean Holding, the Company and their respective subsidiaries, collectively. In view of the fact that the Executive's work for the Company brings the

Executive into close contact with many confidential affairs of the Company not readily available to the public, and plans for further developments, the
Executive agrees:

                            (1) To keep and retain in the strictest confidence
all confidential matters of the Company, including, without limitation, "know how," trade secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects, and other business affairs of the Company, learned by the Executive heretofore or hereafter, and not to disclose them to anyone outside of the Company, either during or after the Executive's employment with the Company, except in the course of performing the Executive's duties hereunder or with the Company 's express written consent; and

                            (2) To deliver promptly to the Company on
termination of the Executive's employment by the Company, or at any time the
Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Company's business and all property associated therewith, which the
Executive may then possess or have under the Executive's control.

                       B. During the period of the Executive's employment and,
following termination of such employment for Cause by the Company or without
Good Reason by the Executive, for the longer of the remainder of the originally scheduled Term and two years following the date of such termination, and following any other termination of employment for as long as the period in respect of which the Executive is entitled to receive severance, the Executive shall not, directly or indirectly, enter the employ of, or render any services to, any person, firm or corporation engaged in any business competitive with the business of the Company (provided that after the termination of employment the business shall be defined as the business on the date of the termination); the
Executive shall not engage in such business on the Executive's own account; and
the Executive shall not become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity provided, however, that nothing contained in this Section 8B shall be deemed to prohibit the Executive from acquiring, solely as an investment, up to five percent (5%) of the outstanding shares of capital stock of any public corporation.

                       C. If the Executive commits a breach, or threatens to
commit a breach, of any of the provisions of Section 8 hereof, the Company shall have the following rights and remedies:

                            (1) The right and remedy to have the provisions of
this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

                            (2) The right and remedy to require the Executive to
account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, "BENEFITS") derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of the preceding paragraph, and the Executive hereby agrees to account for and pay over such Benefits to the Company.

Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

                       D. If any of the covenants contained in Sections 8A or 8B
or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

                       E. If any of the covenants contained in Sections 8A or
8B, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

                       F. The parties hereto intend to and hereby confer
jurisdiction to enforce the covenants contained in Sections 8A and 8B upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.

                   9. INVENTIONS; PATENTS; INTELLECTUAL PROPERTY. For purposes of this Section 9, any reference to the "Company" shall mean Holding, the
Company, Mafco and their respective affiliates, collectively.

                       A. Inventions and Patents. The Executive agrees that all
processes, technologies and inventions (collectively, "INVENTIONS"), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during the Term shall belong to the Company, provided that such Inventions grew out of the Executive's work with the Company, are related to the business (commercial or experimental) of the Company or are conceived or made on the Company 's time or with the use of facilities or materials of the Company. The Executive shall further: (1)
promptly disclose such Inventions to the Company; (2) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (3) sign all papers necessary to carry out the foregoing; and (4) give testimony in support of the
Executive's inventorship.

                            (1) If any Invention is described in a patent
application or is disclosed to third parties, directly or indirectly, by the
Executive within two (2) years after the termination of the Executive's employment by the Company, it is to be presumed that the Invention was conceived or made during the Term.

                            (2) The Executive agrees that the Executive will not
assert any rights to any Invention as having been made or acquired by the
Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

                       B. Intellectual Property. The Company shall be the sole
owner of all the products and proceeds of the Executive's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with and during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive's right to receive payments hereunder). The
Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

                   10. TERMINATION OF EMPLOYMENT.

                            A. Method of Termination. Executive's employment
pursuant to this Agreement shall terminate upon the first of the following to occur:

                                 (1) The third (3rd) anniversary of the
Effective Date;

                                 (2) Executive's death ("DEATH");

                                 (3) the date that written notice is deemed
given or made by Holding to the Executive of his inability to perform his services. Such notice may be issued when the Board has reasonably determined that Executive has become unable to substantially perform his services and duties hereunder because of physical or mental illness, injury or disability, that as a result thereof Executive has failed to substantially perform his services and duties hereunder for a period of one hundred and eighty (180) days in any twelve month period and that it is reasonably likely that he will not be able to substantially resume performing his services and duties on substantially the terms and conditions as set forth in this Employment Agreement; such termination of employment by Holding being referred to herein as a termination for "DISABILITY";

                                 (4) the date that final written notice is
deemed given or made by Holding to the Executive of termination for Cause (as defined below). For

purposes of this Employment Agreement, "CAUSE" shall mean the occurrence of any one of the following:

                                      (a) gross negligence by the Executive in
                            the performance of his duties and responsibilities,
                            (b) any breach by Executive of his fiduciary duties
                            to Holding or the Company, which failure or breach
                            continues for a period of thirty (30) days after
                            written notice of such failure is given to Executive
                            and which failure has a material adverse effect on
                            Holding's or the Company's operations, prospects,
                            reputation or business, (c) any intentional act or
                            acts or omission or omissions (other than acts or
                            omissions involving business judgment or at the
                            direction of the Board or an executive officer of
                            Mafco) by Executive that have a material adverse
                            effect on Holding's or the Company's operations,
                            prospects, reputation or business, (d) the
                            Executive's willful failure or refusal to comply
                            with lawful directives of the Board not cured within
                            thirty (30) days after written notice, (e) the
                            conviction of Executive for a felony involving
                            dishonesty by Executive or (f) fraud or embezzlement
                            involving assets of Holding or any of its affiliates
                            including the Company or other material
                            misappropriation of Holding's or any of its
                            affiliates' assets or funds.

                                 (5) Executive's resignation or voluntary
departure as an officer or employee of Holding, upon not less than sixty (60)
days written notice to Holding (a "VOLUNTARY RESIGNATION") without Good Reason
(as defined below).

                                 (6) Executive's resignation or voluntary
departure as an officer or employee of Holding for any reason that constitutes
Good Reason (as defined below). For purposes of this Agreement, "GOOD REASON"
shall mean the occurrence of either of the following: (a) except as otherwise contemplated in this Agreement, a reduction in the Executive's duties, responsibilities or compensation which is not cured within a period of thirty
(30) days after written notice of such material reduction is given by Executive to the Board, (b) relocation of the Executive's principal place of employment to a location that is more than fifty (50) miles from the Executive's principal place of employment as of the date hereof, or (c) material uncured breach of the
Agreement by Holding or the Company.

                                 (7) Holding's termination of Executive's
employment for any reason other than for Cause or Disability upon not less than sixty (60) days written notice to Executive (an "INVOLUNTARY TERMINATION").

                            B. Effect of Termination for Cause, Death,
Disability or Voluntary Resignation. Upon the termination of Executive's employment (1) by Holding for Cause, (2) due to the Executive's Death or
Disability, or (3) by Executive in a Voluntary Resignation, Holding shall pay or cause to be paid to the Executive any accrued and owing Base Salary and Annual
Bonus as of the date of termination of Executive's employment pursuant to this section ("Accrued Obligations"); provided, however, that if Executive is terminated due to Disability and at any time prior to two

years after the date of Executive's termination Executive ceases to receive disability payments from insurance providers, then Holding shall pay Executive, in equal installments over a two year period commencing on the date the
Executive ceases to receive such disability, payments; an amount equal to (x)
two (2) times the Executive's Base Salary at the time of such termination minus
(y) all amounts received by Executive from other parties for services rendered during the two (2) year period after the termination and all disability payments received by Executive during such two (2) year period. All of Executive's unvested Class C Units shall be forfeited and cancelled as of the date of such termination of employment.

                            C. Effect of Involuntary Termination or Termination
for Good Reason. Upon termination of the Executive's employment (1) by Holding or the Company as an Involuntary Termination, or (2) by the Executive for Good
Reason, so long as Executive is not in breach or default of any of the covenants set forth in Sections 8 and 9 hereof, then Holding shall pay or cause to be paid to the Executive (subject to the execution by the Executive of a release of claims against Holding and its affiliates including the Company in a form prescribed by Holding for such purpose) (i) the Accrued Obligations, (ii) Base
Salary for the remainder of the originally scheduled Term, plus (iii)
Executive's target Annual Bonus for the year in which termination of employment occurs. The amounts referenced in (i) and (iii) above shall be paid as soon as practicable following the execution of the applicable release. The amount referenced in (ii) above shall continue to be paid in accordance with Holding's standard payroll practices. The Executive shall become fully vested in his Time
Based Class C Units as of the date of termination of employment pursuant to this
Section 10C. All of the Executive's Performance C Units, the vesting of which relates to any year subsequent to the year in which the date of termination occurs, shall be forfeited as of the date of such termination of employment. The
Executive's Performance C Units, the vesting of which relates to the year in which such termination of employment occurs, shall vest on December 31 of such year if the applicable performance criteria for such vesting are met with respect to such year and shall be forfeited and cancelled as of such December 31 otherwise. The Executive shall also be entitled to receive the medical benefits and life insurance benefits described in Section 7 hereof (offset by any similar benefits received from a subsequent employer) during the remainder of the originally scheduled Term.

                  11. SUCCESSORS AND ASSIGNS. This Agreement, and the
Executive's rights and obligations hereunder, may not be assigned by the
Executive. Holding or the Company may each assign its rights, together with its obligations, hereunder to third parties in connection with any sale, transfer or other disposition of all or substantially all of its business or assets; in any event the obligations of Holding and the Company hereunder shall be binding on each of its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

                  12. GOVERNING DOCUMENT. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof, including, without limitation, the Existing Agreement between the Company and the Executive, including all Appendices and

                                       10

Amendments thereto, which Existing Agreement is deemed terminated in accordance with Section 1 of this Agreement and shall be of no further force or effect. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

                  13. APPLICABLE LAW. This Agreement shall, in all respects, be governed by the laws of the State of Delaware applicable to agreements executed and to be wholly performed within the State of Delaware.

                  14. ARBITRATION. Any and all disputes between Executive and
(i) Holding or (ii) the Company, or any of their employees, which arise out of
Executive's employment or under the terms of this Agreement shall be resolved through final and binding arbitration. This shall include, without limitation, disputes relating, to this Agreement, Executive's employment by Holding or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in
Employment Act, the Americans with Disabilities Act, or any other foreign, federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of the Executive's employment with Holding or its termination. The only claims not covered by this Agreement are claims for benefits under the workers'
compensation or unemployment insurance laws, which will be resolved pursuant to those laws. Final and binding arbitration will be conducted in New York, New
York, in accordance with the rules and regulations of the American Arbitration
Association. Each party will pay 50% of the cost of the arbitration filing and hearing fees, and the cost of the arbitrator; each side will bear its own attorneys' fees, that is, the arbitrator will not have authority to award attorneys' fees unless a statutory section at issue in the dispute authorizes the award of attorneys' fees to the prevailing party, in which case the arbitrator has authority to make such award as permitted by the statute in question. Executive understands and agrees that the arbitration shall be instead of any civil litigation and that this means that he is waiving his right to a jury trial as to such claims. The parties further understand and agree that the arbitrator's decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

                  15. COUNTERPARTS. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

                                       11

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.

 /s/ Albert J. Berger             SPECTAGUARD ACQUISITION LLC
---------------------
   Albert J. Berger

                                  By:   /s/ William A. Torzolini
                                     -----------------------------------
                                     Name:  William A. Torzolini
                                     Title: Chief Financial Officer and
                                            Treasurer

                                  SPECTAGUARD HOLDING CORPORATION

                                  By:  /s/ Todd J. Slotkin
                                     -----------------------------------
                                     Name:  Todd J. Slotkin
                                     Title: Chief Financial Officer